[LETTERHEAD  OF  CUTLER  LAW  GROUP]


                           February 13,  2000

Securities  and  Exchange  Commission
Division  of  Corporate  Finance
Washington,  D.C.  20549

     Re:     Rubber  Technology  International,  Inc.

Ladies  and  Gentlemen:

     This office represents Rubber Technology International, Inc., a Florida corporation (the "Registrant") in connection with the Registrant's Registration Statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement"), which relates to the resale of up to 4,184,135 shares by certain selling shareholders in accordance with employment arrangements, consulting agreements and legal services agreements between the Registrant and the selling
shareholders  (the  "Registered  Securities").   In  connection  with  our
representation, we have examined such documents and undertaken such further inquiry as we consider necessary for rendering the opinion hereinafter set forth.

     Based upon the foregoing, it is our opinion that the Registered Securities, when issued as set forth in the Registration Statement, will be legally issued, fully paid and nonassessable.

     We acknowledge that we are referred to under the heading "Legal Matters" in the Resale Prospectus which is a part of the Registrant's Form S-8 Registration Statement relating to the Registered Securities, and we hereby consent to such use of our name in such Registration Statement and to the filing of this opinion as Exhibit 5 to the Registration Statement and with such state regulatory agencies in such states as may require such filing in connection with the registration of the Registered Securities for offer and sale in such states.

                                    Very  truly  yours,

                                    /s/  Cutler  Law  Group

                                    Cutler  Law  Group